EXHIBIT 10.6

Pinnacle Bankshares Corporation

Base Salaries of Executive Officers of the Registrant

As of March 27, 2013, the following are the base salaries (on an annual basis) of the executive officers of Pinnacle Bankshares Corporation:

Aubrey H. Hall, III President and Chief Executive Officer	$190,000

Carroll E. Shelton Vice President	$129,922

Bryan M. Lemley Secretary, Treasurer and Chief Financial Officer	$128,400